UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2007

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	98-0215202
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida	33316
(Address of principal executive offices)	(Zip Code)

(305) 420-6563
(Registrant’s telephone number, including area code)

1108 W. Valley Blvd., Suite 6-399, Alhambra, CA 91803
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 5.01 Change of Control

On December 20, 2006, Mr. Chad Curtis acquired 10,000,000 shares of voting Preferred Stock (the “Shares”) of Magnum D’Or Resources, Inc., a Nevada corporation (the “Company”) from Sunrise Lighting Holdings Limited. Each Share entitles the holder to the equivalent of 20 voting shares of the Company’s common stock and therefore provides Mr. Curtis voting control of the Company. In connection with the consummation of this transaction, Xuguang Sun resigned as an officer and director of the Company and Chad Curtis was appointed President and Chief Executive Officer and was elected to the Company’s board of directors.

As a result of the Change of Control, Mr. Curtis asked for the resignation of the remaining officers and directors, each of whom agreed to resign 10 days after the mailing of a Schedule 14F-1 Information Statement was made to the Company’s shareholders. The Company completed the mailing on January 12, 2007, accordingly the following individuals resigned as directors of the Company:

• Shaojun Sun
• John K. Yee
• Ka Suen Chau

Shaojun Sun agreed to continue as the Vice President of the Company until the Company spins-off its mining operations to the Company’s shareholders.

The following individuals were elected as directors of the Company effective January 25, 2007:

• W. Howard Chan
• Claude Roy Kirk Jr.
• Joseph J. Glusic

W. Howard Chan was formerly a Judge in the Civil Court and Criminal Court of New York and a Law Professor developing legal institutions in China since 1978, Judge Chan was senior advisor to China’s governmental Ministries and agencies engaged in developing international trade, infrastructure development projects, real estate development projects, direct foreign investments and resolving international trade, investment & securities disputes. As an international attorney and partner at the international law firm Graham & James and associate attorney at Haight Gardner Poor & Havens, Judge Chan specialized in international commercial, real estate, corporate and financial transactions ranging from energy resources development, to real estate development, construction and finance, and international transportation development & finance in the aviation and maritime fields. Judge Chan was engaged in international development of high technology, information technology and internet companies in China and the U.S. As an entrepreneur, he started companies in wireless telecom, assisted living technologies, online trading and securities industries in Florida. Judge Chan is a licensed New York Real Estate Broker, a licensed Florida Real Estate Salesperson, and a licensed NASD Registered Representative Series 7 and Series 63 stockbroker. Judge Chan was certified a Mediator by Supreme Court of Florida and is one of the few Americans appointed to China’s official Arbitration Commission to arbitrate international commercial disputes in China. Judge Chan was appointed to NYC Community Planning Board #1 covering Lower Manhattan and served many years on the planning and development of Battery Park City. Judge Chan founded the Little League Baseball and Youth Soccer League Programs at Battery Park City and helped develop the playing fields, waterfront & marina recreation areas. Judge Chan graduated with honors from Columbia College, B.A. ‘73 and Columbia Law School, J.D. ’76.

Former Governor Claude R. Kirk, Jr. is a graduate of the Alabama School of Law.  In 1956 he founded American Heritage Life Insurance Company and became its first President.  On January 3, 1967 he became the first Republican Governor for the State of Florida in over 75 years. During his term as Governor he was responsible for the creation of the Florida Department of Environmental Protection.  After serving his term as Governor, Gov. Kirk continued and still continues to be a staunch and vocal advocate in favor of environmental reforms.  He has, since leaving office, been a welcomed advisor to diverse Republican administrations on a variety of issues as well as a paid speaker on environmental issues.

Joseph J. Glusic has spent the majority of his career involved in activities associated with the production, monitoring, processing and ultimate disposal of hazardous and/or radioactive wastes.  He has been an employee of both private and public companies and consulted to a variety of institutions that included public, private and governmental agencies. Clients included nuclear utilities such as Commonwealth Edison Company and Northeast Utilities, as well as, Bechtel Nevada and the Department of Energy (DOE). His responsibilities have included design, operations, management, and principal ownership of companies associated with these types of functions.  In addition, Mr. Glusic’s experience has allowed him to evaluate and develop numerous processes and technologies utilized in the handling and processing of various types of waste streams. He has also written and developed technical and regulatory documents supporting testing, operations, and reporting requirements.  For the last several years Mr. Glusic has also been involved in the acquisition, financing, marketing, and sale of real estate.  He has a degree in Mechanical Engineering from the University of Illinois and has attended various academic and professional educational programs throughout his career to enhance his technical and managerial skills.  He has been licensed by several government agencies, as required to perform his primary functions and achieve his goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNUM D’OR RESOURCES, INC.
(Registrant)

Date: January 25, 2007	By:	/s/ Chad Curtis
Chad Curtis
Chief Executive Officer